EXHIBIT 99.1
Fastenal Company Reports 2017 Third Quarter Earnings
WINONA, Minn., October 11, 2017 (GLOBE NEWSWIRE) -- Fastenal Company of Winona, MN (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter and nine month period ended September 30, 2017. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document, due to the rounding of those dollar values.
QUARTERLY PERFORMANCE SUMMARY

	Nine-month Period			Three-month Period
	2017	2016	Change	2017	2016	Change
Net sales	$3,302.0	3,014.1	9.6%	$1,132.8	1,013.1	11.8%
Business days	191	192		63	64
Daily sales	$17.3	15.7	10.1%	$18.0	15.8	13.6%
Gross profit	$1,632.4	1,492.9	9.3%	$555.9	499.8	11.2%
% of sales	49.4%	49.5%		49.1%	49.3%
Operating income	$678.5	613.3	10.6%	$228.5	202.9	12.6%
% of sales	20.5%	20.3%		20.2%	20.0%
Earnings before income taxes	$672.3	608.9	10.4%	$226.0	201.2	12.3%
% of sales	20.4%	20.2%		20.0%	19.9%
Net earnings	$426.2	384.6	10.8%	$143.1	126.9	12.7%
Diluted net earnings per share	$1.48	1.33	11.0%	$0.50	0.44	13.4%
"The third quarter of 2017 ended with September daily sales growing 15.3%, we have not seen daily sales growth above 15% for almost three years (late 2014)," said Dan Florness, President and Chief Executive Officer. "We are pleased with the trust our customers place in Fastenal, and I am proud of the success realized by each member of the 'Blue Team'. Our growth drivers, combined with a solid economy, are resulting in great growth."
Quarterly Results of Operations
Net sales increased $119.7, or 11.8%, from the third quarter of 2016 to the third quarter of 2017. Due to the one fewer selling day in the current period, our daily sales increased 13.6% from the third quarter of 2016 to the third quarter of 2017. Further, our March 31, 2017 acquisition of Manufacturers Supply Company ('Mansco') increased our daily sales growth by 1.3 percentage points. Adjusting for that, our daily sales on an organic basis increased 12.3% from the third quarter of 2016 to the third quarter of 2017. The increase was driven primarily by higher unit sales. The higher unit sales resulted primarily from improvement in underlying market demand and contribution from our growth drivers, notably industrial vending and Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility). Fastener products represented 35.6% of sales in the third quarter of 2017. Daily sales of fastener products grew 12.1% in total, of which 3.8 percentage points were attributable to the recently acquired Mansco business. Our sales of non-fastener products represented 64.4% of sales in the third quarter of 2017 and grew 14.6% on a daily basis.
Our gross profit, as a percentage of net sales, declined 20 basis points to 49.1% in the third quarter of 2017 from 49.3% in the third quarter of 2016. Changes in product and customer mix, the inclusion of Mansco (which has a lower gross profit product mix than the Company) in this quarter's results, the effects of hurricanes during the quarter on some of our Caribbean, Southeastern, and Gulf Coast regions, the disruptions from which reduced net sales and gross profit dollars and resulted in an increase in sales of lower margin products, and commodity inflation adversely affected our gross profit percentage.
Our operating income, as a percentage of net sales, improved to 20.2% in the third quarter of 2017 from 20.0% in the third quarter of 2016. This improvement was the result of a 40 basis point improvement in our operating and administrative expenses (including a gain on the sale of property and equipment), which was partially offset by the 20 basis point decline in gross profit. Our operating and administrative expenses, as a percentage of net sales, were 28.9% in the third quarter of 2017 compared to 29.3% in the third quarter of 2016. The primary reason for this improvement was that growth in key operating and administrative expense categories – most notably in this period, occupancy-related and selling transportation expenses – lagged growth in net sales.

Employee-related expenses, which represent 65% to 70% of operating and administrative expenses, increased 12.3% in the third quarter of 2017 when compared to the third quarter of 2016. The increase in employee-related expenses was mainly related to: (1) higher bonuses and commissions due to growth in net sales and net earnings, as well as regulatory driven incremental compensation, (2) a modest increase in our full-time equivalent ('FTE') headcount, (3) increased health care costs, and (4) the inclusion of Mansco personnel. Occupancy-related expenses, which represent 15% to 20% of operating and administrative expenses, increased 1.5% as a decline in our number of public branches was more than offset by increases related to growth of vending equipment and an increase in automation at our distribution centers. Selling transportation expenses, which represent approximately 5% of operating and administrative expenses, increased 2.7% due to higher fleet movement expenses to support our growth and higher average fuel expenses.
The table below summarizes our FTE headcount at the end of the periods presented and changes in such headcount from the end of the prior periods to the end of the most recent period:

			Change Since:		Change Since:
	Q3	Q4	Q4	Q3	Q3
	2017	2016	2016	2016	2016
Branch and Onsite based FTE headcount	11,480	10,797	6.3%	11,175	2.7%
Total FTE headcount	17,329	16,265	6.5%	16,811	3.1%
Note - Full-time equivalent is based on 40 hours per week.
Our net interest expense was $2.5 in the third quarter of 2017 compared to $1.7 in the third quarter of 2016. This increase was mainly caused by higher average interest rates during the period.
Income tax expense, as a percentage of earnings before income taxes, was 36.7% for the third quarter of 2017 and 36.9% for the third quarter 2016.
Our net earnings during the third quarter of 2017 were $143.1, an increase of 12.7% when compared to the third quarter of 2016. Our diluted net earnings per share were $0.50 during the third quarter of 2017 compared to $0.44 during the third quarter of 2016.
Growth Driver Performance
We signed 4,771 industrial vending machines during the third quarter of 2017, which was comparable to the third quarter of 2016. Our installed device count on September 30, 2017 was 69,058, an increase of 14.3% over September 30, 2016. Sales through our vending machines continued to grow at a double-digit pace in the third quarter of 2017, primarily due to the increase in the installed base. These amounts do not include the machines subject to our leased locker program.
We signed 81 new Onsite locations during the third quarter of 2017 compared to 41 signings in the third quarter of 2016, an increase of 97.6%. We had 555 active sites on September 30, 2017, which represented an increase of 47.6% over September 30, 2016.
We signed 42 new national account contracts (defined as new customer accounts with a multi-site contract) in the third quarter of 2017, and revenues attributable to national account customers represented 48.7% of our total revenues in the period. Daily sales to our national account customers grew 17.3% in the third quarter of 2017 over the third quarter of 2016. Beyond signings (or growth activities), our large customers can provide insights into the trends of our overall marketplace. As recently as the fourth quarter of 2016, weak industrial demand was depressing growth for this group with sales to only 51 of our top 100 customers growing compared to 49 contracting. This dynamic started to improve in the first quarter of 2017, and has continued to improve, including in the third quarter of 2017, with sales to 72 of our top 100 customers growing (50 growing 10% or more), and sales to 28 of our top 100 customers declining (15 declining 10% or more).
Balance Sheet and Cash Flow
We produced operating cash flow of $455.9 in the first nine months of 2017, an increase of 17.8% from the first nine months of 2016, representing 107.0% of the period's net earnings versus 100.6% in the first nine months of 2016. This improvement is mainly attributable to improved net earnings growth. We invested $76.5 for property and equipment, net of proceeds from sales, in the first nine months of 2017 compared to $157.4 in the first nine months of 2016. This reduction resulted from lower spending in 2017 to date related to: (1) vending equipment due to the 2016 leased locker rollout, (2) shelving and signage for the CSP 16 initiative, (3) the expansion of our distribution fleet, and (4) timing associated with the addition of pickup trucks. Our 2017 net capital expenditures spend expectation remains at approximately $127.0. We also paid $277.1 in dividends during the first nine months of 2017, compared to $259.9 in the first nine months of 2016.

During the third quarter of 2017, we repurchased 600,000 shares of our common stock at an average price of approximately $43.03 per share.
Total debt on our balance sheet was $440.0 at the end of the third quarter of 2017, or 17.8% of total capital (the sum of stockholders' equity and total debt). This compares to $445.0, or 18.9% of total capital, at the end of the third quarter of 2016.
Accounts receivable were $632.1 at the end of the third quarter of 2017, an increase of $88.3, or 16.2%, over the third quarter of 2016. Inventories were $1,047.0 at the end of the third quarter of 2017, an increase of $80.1, or 8.3%, over the third quarter of 2016. In both cases, the increases were attributable primarily to improving business activity and, to a lesser degree, the impact of the Mansco acquisition. Accounts payable were $147.1 at the end of the third quarter of 2017, an increase of $29.3, or 24.9%, from the third quarter of 2016, which was primarily driven by an increase in inventory demand due to sales growth.
Additional Information
The table below summarizes our branch and Onsite employee count and our total employee count at the end of the periods presented, and changes in that count from the end of the prior periods to the end of the most recent period. The final three items below summarize our cumulative investments in branch locations, Onsite locations, and industrial vending machines.

			Change Since:		Change Since:
	Q3 2017	Q4 2016	Q4 2016	Q3 2016	Q3 2016
End of period total in-market units (1) employee count	13,298	12,966	2.6%	13,097	1.5%
End of period total employee count	20,242	19,624	3.1%	19,864	1.9%

Number of public branch locations	2,418	2,503	-3.4%	2,545	-5.0%
Number of active Onsite locations	555	401	38.4%	376	47.6%
Number of in-market units (1)	2,973	2,904	2.4%	2,921	1.8%
Industrial vending machines (installed device count) (2)	69,058	62,822	9.9%	60,400	14.3%
Ratio of industrial vending machines to in-market units	23:1	22:1		21:1
(1) 'In-market units' is defined as the sum of the total number of public branch locations and the total number of active Onsite locations.
(2) In February 2016, we signed an agreement to lease a significant number of industrial vending lockers to one of our customers. These devices do not generate product revenue and are excluded from the count noted above.
During the last twelve months, we have increased our headcount by 201 people in our in-market units and 378 people in total. Our total headcount includes 123 people related to our Mansco acquisition. The remaining increase is mostly a function of additions we have made to support customer growth in the field as well as investments in our growth drivers.
We opened 5 branches and closed 36 branches in the third quarter of 2017. Additionally, two branches were converted from a public branch to a non-public location. Our branch network forms the foundation of our business strategy, and we will continue to open or close branches in 2017 as is deemed necessary to sustain and improve our network and support our growth drivers.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, and our strategies, goals, mission, and vision. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share and per share information)

	(Unaudited)
Assets	September 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$133.4	112.7
Trade accounts receivable, net of allowance for doubtful accounts of $11.4 and $11.2, respectively	632.1	499.7
Inventories	1,047.0	993.0
Prepaid income taxes	—	12.9
Other current assets	117.7	102.5
Total current assets	1,930.2	1,720.8

Property and equipment, net	889.3	899.7
Other assets	82.1	48.4

Total assets	$2,901.6	2,668.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$8.0	10.5
Accounts payable	147.1	108.8
Accrued expenses	198.7	156.4
Income taxes payable	6.6	—
Total current liabilities	360.4	275.7

Long-term debt	432.0	379.5
Deferred income tax liabilities	82.9	80.6

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 400,000,000 shares authorized, 287,383,174 and 289,161,924 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	1.3	37.4
Retained earnings	2,050.2	1,940.1
Accumulated other comprehensive loss	(28.1)	(47.3)
Total stockholders' equity	2,026.3	1,933.1

Total liabilities and stockholders' equity	$2,901.6	2,668.9

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2017	2016	2017	2016
Net sales	$3,302.0	3,014.1	$1,132.8	1,013.1

Cost of sales	1,669.6	1,521.2	576.9	513.3
Gross profit	1,632.4	1,492.9	555.9	499.8

Operating and administrative expenses	955.0	879.9	327.5	297.1
Gain on sale of property and equipment	(1.1)	(0.3)	(0.1)	(0.2)
Operating income	678.5	613.3	228.5	202.9

Interest income	0.3	0.3	0.1	0.1
Interest expense	(6.5)	(4.7)	(2.6)	(1.8)

Earnings before income taxes	672.3	608.9	226.0	201.2

Income tax expense	246.1	224.3	82.9	74.3

Net earnings	$426.2	384.6	$143.1	126.9

Basic net earnings per share	$1.48	1.33	$0.50	0.44

Diluted net earnings per share	$1.48	1.33	$0.50	0.44

Basic weighted average shares outstanding	288.5	288.9	287.5	289.0

Diluted weighted average shares outstanding	288.6	289.1	287.6	289.1

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Nine Months Ended September 30,
	2017	2016

Cash flows from operating activities:
Net earnings	$426.2	384.6
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	92.3	74.5
Gain on sale of property and equipment	(1.1)	(0.3)
Bad debt expense	6.2	6.6
Deferred income taxes	2.3	2.7
Stock-based compensation	4.0	2.9
Amortization of intangible assets	2.8	0.4
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(126.2)	(80.4)
Inventories	(31.2)	(51.0)
Other current assets	(15.2)	11.6
Accounts payable	35.9	(8.2)
Accrued expenses	42.3	3.8
Income taxes	19.5	39.8
Other	(1.9)	(0.1)
Net cash provided by operating activities	455.9	386.9

Cash flows from investing activities:
Purchases of property and equipment	(82.7)	(162.0)
Proceeds from sale of property and equipment	6.2	4.6
Cash paid for acquisition	(58.7)	—
Other	(3.0)	(0.2)
Net cash used in investing activities	(138.2)	(157.6)

Cash flows from financing activities:
Proceeds from debt obligations	805.0	760.0
Payments against debt obligations	(750.0)	(680.0)
Proceeds from exercise of stock options	3.5	25.0
Purchases of common stock	(82.6)	(59.5)
Payments of dividends	(277.1)	(259.9)
Net cash used in financing activities	(301.2)	(214.4)

Effect of exchange rate changes on cash and cash equivalents	4.2	3.1

Net increase in cash and cash equivalents	20.7	18.0

Cash and cash equivalents at beginning of period	112.7	129.0
Cash and cash equivalents at end of period	$133.4	147.0

Supplemental disclosure of cash flow information:
Cash paid for interest	$6.1	4.4
Net cash paid for income taxes	$223.8	181.2

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507-313-7282